EXHIBIT 3(ii)




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                          ARTICLE XI: DIVESTITURE PLAN

     SECTION 11.1. UNSUITABLE OR PROHIBITED BENEFICIAL OWNERS. So long as the Corporation holds, whether directly or indirectly, a license from a governmental agency to conduct its business, which license is conditioned upon some or all of the holders of the Corporation's shares not being subject to a determination of unsuitability or disqualification by any governmental agency issuing such license, any and all of the Corporation's shares held by any person or persons subject to a determination of unsuitability or disqualification (the "Prohibited Shareholder") shall be subject to redemption, by the Corporation, at its option and in its sole discretion, to the extent necessary to prevent loss of any license or to reinstate any license.

     SECTION 11.2 REDEMPTION PROCESS. If the Company learns or receives notice that one of its shareholders is prohibited by relevant statute or administrative rule, in any jurisdiction, from owning Shares in the Company (the
"Notification"), the Board shall compel the Prohibited Shareholder to sell all Shares of the Company then owned by the Prohibited Shareholder to the Company (the "Redeemed Shares") and the Company shall purchase such Redeemed Shares from the Prohibited Shareholder within ninety (90) days of the Notification.

     To redeem the Redeemed Shares from the Prohibited Shareholder, the Board shall, within ten (10) days of the Notification:

     1. Identify the number of Shares held by the Prohibited Shareholder;

     2. Submit notice to the Prohibited Shareholder of the Company's intent to divest the Prohibited Shareholder and an offer to repurchase the Redeemed
Shares:

          a. Such notice shall:

               i. identify the number of Redeemed Shares owned by the Prohibited Shareholder;

               ii. identify the Redemption Price;

               iii. identify the date of the Notification; and

               iv. notify the Prohibited Shareholder that the redemption must be completed within ninety (90) days of the Notification.

     3. Tender payment of the Redemption Price, provided the Prohibited Shareholder agrees to voluntarily sell the Redeemed Shares to the Company; and

     4. If the Board is unable to complete the purchase of the Redeemed Shares within ninety (90) days of the Notification, the Board shall pursue all legal remedies to enforce the provisions of this Section 11.2

     SECTION 11.3 REDEMPTION PRICE. The Company shall repurchase the Repurchased Shares from the Prohibited Shareholder at Fair Market Value (the "Redemption Price") provided the Prohibited Shareholder voluntarily accepts the Company's offer regarding divestment. Fair Market Value shall mean, the average closing price of such shares as reported on the primary exchange or trading platform which shares of this Corporation's common stock are quoted or traded for the 30 trading days immediately preceding the date of the redemption notice; or if such shares are not so traded or quoted, the redemption price shall be determined in good faith by this Corporation's Board of Directors.

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     Unless the Prohibited  Shareholder  voluntarily  divests of his, her or its shares, any shares of the Corporation's stock redeemable pursuant to this article may be called for redemption immediately for cash, property or rights, on not less than five (5) days' notice to the Prohibited Shareholder thereof at a redemption price equal to 25% of the Fair Market Value.

     SECTION 11.4 COSTS, EXPENSES AND FEES. At the discretion of this Corporation's Board of Directors, any stockholder subject to the provisions of this Article XI may be responsible for costs, expenses and fees incurred by this Corporation in order to exercise its rights pursuant to this Article.

     SECTION 11.5 RESTRICTION ON SHARES. It shall be unlawful for any stockholder who is subject to the provision of this Article XI to: (i) receive any dividend, payment, distribution or interest with regard to the shares subject to redemption; (ii) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such shares; or (iii) receive any remuneration that may be due to such stockholder after the date of such notice of determination of unsuitability or disqualification by any governmental agency contemplated by Section 11.1.